Exhibit 99.1

Zhongpin Reports Higher Revenues and Lower Net Income for the Third Quarter 2012

BEIJING and CHANGGE, China, Nov. 8, 2012 /PRNewswire-FirstCall/ -- Zhongpin Inc. ("Zhongpin" or the "Company," Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China, today reported higher sales revenues and lower net income for the three months ended September 30, 2012 compared with the third quarter 2012.

Third quarter 2012 highlights:

•	Sales revenues increased 4% to $415.7 million for the three months ended September 30, 2012 from $398.1 million in the third quarter 2011 primarily due to higher sales volume for pork products sold at lower average selling prices.

•	Net income decreased 40% to $11.0 million in the third quarter 2012 from $18.3 million in the third quarter 2011 primarily due to a lower gross profit margin, the cost of more employees to support expansion, higher salaries, higher promotional activities, rising labor and utility costs, and higher interest expenses. The higher expenses were mainly due to the higher volume of business and intense competitive pressure in the pork market.

•	Basic earnings per common share (based on net income attributable to Zhongpin shareholders) decreased 35% to $0.30 in the third quarter 2012 from $0.46 in the third quarter 2011. Weighted average basic shares outstanding decreased 7% to 37,198,909 shares in the third quarter 2012 from 39,918,816 shares in the third quarter 2011.

•	Diluted earnings per common share (based on net income attributable to Zhongpin shareholders) decreased 35% to $0.30 in the third quarter 2012 from $0.46 in the third quarter 2011. Weighted average diluted shares outstanding decreased 7% to 37,240,843 shares in the third quarter 2012 from 39,918,816 shares in the third quarter 2011.

•	40,376,182 common shares were issued as of September 30, 2012, of which 37,209,344 were outstanding and 3,166,838 were held by Zhongpin as treasury shares.

•	The Company maintains its previous guidance for 2012. Zhongpin expects that sales revenues should be within a range of US$1.55 billion to $1.72 billion for 2012. Gross profit margin is expected to be within the range of 8.6% to 10.2%. Net profit margin is expected to be within the range of 3.3% to 4.2%. The resulting diluted earnings per share for the fiscal year ending December 31, 2012 is expected to be within the range of $1.36 to $1.92 per share, assuming average diluted common shares outstanding of about 37.5 million shares in 2012. Assumptions and judgments supporting the guidance are shown below.

Mr. Xianfu Zhu, Chairman and Chief Executive Officer for Zhongpin, said, "We achieved 4 percent sales revenue growth in the third quarter on higher tonnage at lower average prices, compared with last year's third quarter, in the face of intense competitive pressure. The competitive pressure in the market remains very high due, in part, to industry consolidation in the pork industry in China. Our costs continued to increase, mainly to support our current operations and planned expansions. While pork prices were generally lower, mainly due to intense competitive market pressure, hog prices also declined, but not as rapidly as pork prices. That is the primary factor for our lower gross profit margin in the third quarter compared with last year's third quarter.

Capacity and market expansions in 2012

Zhongpin is investing approximately $58.5 million to build a new production, research and development, and training complex in Changge, Henan province, excluding the cost of land use rights that it has already obtained. When completed, this new facility is expected to have an annual production capacity of about 100,000 metric tons for prepared pork products. Adjacent to this new production facility, Zhongpin plans to develop a center for research and development, training, and quality assurance and control. Construction for the first phase with a production capacity of approximately 50,000 metric tons for prepared pork products started in the third quarter of 2011 and was completed in the second quarter of 2012. Trial production was started in July 2012, and the plant has been in regular production since the end of September 2012.

Zhongpin established a joint venture company in June 2011, of which the Company owns 65%, with Henan Xinda Animal Husbandry Company Limited. The joint venture company is financed by capital contributions and bank loans. All capital contributions to the joint venture company have been made. The joint venture company is expected to provide 20,000 sire boars annually. Upon the completion of the building of infrastructures for sire boar breeding in the third quarter of 2012, Zhongpin leased the facility to a third party for annual rental in the amount of RMB5.0 million.

Zhongpin is investing approximately $18.0 million in a cold-chain logistics distribution center in Anyang, Henan province. This distribution center will have a temperature adjustable warehouse with a floor area of approximately 27,000 square meters, processing capacity, distribution center, and a quality control center. The distribution center will be used for third-party cold-chain logistics service. Zhongpin expects to put this distribution center into operation in the fourth quarter of 2012.

Zhongpin plans to invest approximately $87.5 million in a chilled and frozen food processing and distribution center in Kunshan, Jiangsu province, which is near Shanghai. The center will be built in three phases. The first phase will include a processing center, cold-chain logistics center, and business complex. Zhongpin expects to invest about $35.0 million on the first phase that should be put into operation in the fourth quarter of 2012.

Zhongpin is investing approximately $10.5 million in a by-product processing plant in Changge, Henan province. This facility will have a production capacity for 100 million meters of sausage casings and 300 billion units of raw material to make heparin sodium. The construction started in March 2012, and the new facility is expected to begin operations in the fourth quarter of 2012.

Zhongpin will be investing approximately $47.6 million to build a cold-chain logistics distribution center in Tangshan, Hebei province. This distribution center will have a 27,000 square meter temperature-adjustable warehouse, processing capacity, distribution center, and quality control center. This distribution center will be used for third-party cold-chain logistics service and is expected to be in operation in the fourth quarter of 2013.

As of September 30, 2012, Zhongpin had an annual capacity of 728,760 metric tons for chilled and frozen pork, 176,000 tons for prepared pork products, 20,000 tons for pork oil, and 30,000 tons for vegetables and fruits, for a combined total of 954,760 metric tons.

Guidance for the year 2012

Mr. Warren Wang, Zhongpin's Chief Financial Officer, said, "We are maintaining our prior guidance.

"Our guidance for 2012 is based on several assumptions that include:

•	Continuation of China's policies designed to stimulate domestic consumption and economic growth.

•	Average hog prices in China are expected to decrease about 15% to 20% in 2012 from 2011, based on the assumed forecasted trend for the supply of live hogs and the increasing cost to raise hogs.

•	A higher percentage of sales from our higher-margin chilled pork and prepared pork products in 2012 compared with 2011, while we plan to continue to increase sales volumes of processed pork products to optimize our product structure.

•	Average capacity utilization for the year of about 75% for pork products.

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•	Increasing distribution efficiencies and reduction in the duration of delivery times through the expansion of our cold-chain logistics system, networks, and services.

•	Total government subsidies for Zhongpin are expected to be $5 million in 2012.

"In addition, we have assumed that the more aggressive price competition that we saw in the latter part of 2011 and the first quarter of 2012 will continue in 2012, especially aggressive promotion efforts by our major competitors.

"We have assumed that we will increase our expenses in four areas in 2012:

•	First, we will continue to build our brand more aggressively;

•	second, we will increase our investments in human resources, especially in training and recruiting;

•	third, we will increase research and development for new customized products with different styles and tastes to further satisfy customer needs in different regions, with the objective of capturing more market share for prepared pork products; and

•	fourth, we will advance our information technology and information systems more rapidly to support our cold-chain logistics system, optimize the structure of the supply chain, and to reduce the management cost.

"Lastly, we have assumed that the historical trend of increasing costs for labor, energy, environmental protection, and quality assurance and control will continue into the future, including in 2012.

"Given those comments and assumptions, we are maintaining our prior guidance.

"For the year 2012, we expect that Zhongpin's sales revenues should be within a range of US$1.55 billion to $1.72 billion.

"Gross profit margin is expected to be within the range of 8.6% to 10.2%.

"Net profit margin is expected to be within the range of 3.3% to 4.2%.

"Diluted earnings per share for the year 2012 are expected to be within the range of $1.36 to $1.92 per share, assuming average diluted common shares outstanding of about 37.5 million shares in 2012."

Sales revenues in the third quarter 2012

Total sales revenues increased $17.6 million or 4% to $415.7 million for the three months ended September 30, 2012 from $398.1 million in the third quarter 2011 primarily due to higher sales volume for pork and pork products sold at lower average selling prices.

The higher revenues resulted mainly from continued increases in the number of retail outlets, geographic expansion of its distribution network and processing facilities, and higher sales to chain restaurants, food service providers, and wholesalers and distributors in China, and higher selling prices for prepared pork products, partly offset by lower average selling prices for chilled and frozen pork. The following table shows tonnage, sales revenues, and average price per metric ton by product division for the third quarters of 2012 and 2011.

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	Sales by Product Division (unaudited)
	Three months ended September 30, 2012			Three months ended September 30, 2011
	Metric tons	Sales revenues (millions)	Average price per metric ton	Metric tons	Sales revenues (millions)	Average price per metric ton
Pork and Pork Products
Chilled pork	101,198	$253.6	$2,506	73,771	$247.7	$3,358
Frozen pork	38,101	84.9	$2,228	33,045	93.0	$2,814
Prepared pork products	28,754	72.3	$2,514	21,600	52.4	$2,426
Vegetables and Fruits	5,733	4.9	$855	6,034	5.0	$829
Total	173,786	$415.7	$2,392	134,450	$398.1	$2,961

Chilled pork revenues increased on higher tonnage at lower average prices per ton. Chilled pork revenues increased 2% in the third quarter 2012 from the third quarter 2011. Chilled pork tonnage increased 37% and the average price per metric ton decreased 25% in the third quarter 2012 from the third quarter 2011. The higher revenues from chilled pork were mainly due to higher tonnage sold as a result of higher capacity, increased sales to existing customers, and increased volume of sales from new geographic markets, expanded points of sales, and added new customers, partly offset by the lower average selling price that resulted from fluctuations in market price for chilled pork or chilled pork-related products in a more competitive market.

Frozen pork revenues decreased on higher tonnage at lower average prices. Frozen pork revenues decreased 9% in the third quarter 2012 from the third quarter 2011. Frozen pork tonnage increased 15% and the average price per metric ton decreased 21% in the third quarter 2012 from the third quarter 2011. The lower average selling price of frozen pork products was the result of fluctuations in market prices for frozen pork or frozen pork-related products in a more competitive market, which was partly offset by higher tonnage sold.

Prepared pork revenues increased on higher tonnage at higher average prices. Revenues from prepared pork products increased 38% in the third quarter 2012 from the third quarter 2011. Prepared pork tonnage increased 33% and the average price per metric ton increased 4% in the third quarter 2012 from the third quarter 2011. Prepared pork products are becoming more important to our business since customers are increasingly demanding them for their flavor and convenience and are willing to pay higher average prices for these products. We plan to gradually increase sales from prepared pork products by increasing our brand recognition and expanding our capacity for these products.

Pork products totaled 98.8% of total sales revenues in the third quarter 2012 and 98.7% in the third quarter 2011.

Geographic coverage and distribution channels

The sales of pork and vegetable products are closely related to the particular regional markets in which our distribution channels are located. Therefore, the increase in metric tons sold in the third quarter of 2012 was partly attributable to our efforts to expand our geographic coverage and broaden our distribution channels since the third quarter 2011.

The following table shows sales revenues by distribution channel. In the third quarter 2012, sales to wholesalers and distributors accounted for 42% of sales revenues, restaurants and food services were 29%, retail channels were 27%, and exports were 2%.

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	Sales Revenues by Distribution Channel (unaudited)
U.S. $ in millions except %	Three months ended September 30,		Net	Percent
	2012	2011	change	change
Wholesalers and distributors	$172.8	$152.9	$19.9	13%
Restaurants and food services	122.1	113.9	8.2	7%
Retail channels	112.7	120.2	(7.5)	(6)%
Export	8.1	11.1	(3.0)	(27)%
Total	$415.7	$398.1	$17.6	4%

The increase in sales revenues from different distribution channels was mainly due to the following factors: (a) our production capacity has increased because we completed the expansion of our facilities in Taizhou, Jiangsu province and in Changchun, Jilin province in December 2011, and Changge, Henan province, in July 2012; to increase the utilization of our new facilities, we focused our sales efforts on the wholesalers and distributors, as it is easier to achieve higher volume sales within this channel; as a result, we had significantly higher sales in the wholesalers and distributors channel than in other distribution channels, with the overall capacity utilization rate maintained at a level consistent with that in the prior year; (b) we have built our brand image and brand recognition through general advertising, display promotions, and sales campaigns; (c) we have increased the number of stores and other channels through which we sell our products; and (d) we believe consumers are placing more importance on food safety and are willing to pay higher prices for safe food products.

As of September 30, 2012, Zhongpin's customers included 148 international and domestic fast food companies, 143 processing factories, and 1,395 school cafeterias, hotels, factory canteens, army bases, and government departments. As of September 30, 2012, Zhongpin also sold directly to consumers in 3,447 retail outlets in China.

The following table shows the retail channels and number of stores and counters that generated sales volume in the third quarters of 2012 and 2011.

	Numbers of Retail Stores and Counters (Generating Sales Volume, unaudited)
	As of September 30,		Net	Percent
Retail channels	2012	2011	change	change
Showcase stores	159	164	(5)	(3)%
Branded stores	1,352	1,239	113	9%
Supermarket counters	1,936	2,016	(80)	(4)%
Total	3,447	3,419	28	1%

Geographic expansion and broader channel coverage together have been important factors in our long-term success, including in the third quarter of 2012. The table below shows the number of cities, subdivided by the size, in which we distribute our products through all of our distribution channels as of the end of the third quarters of 2012 and 2011.

	Number of Cities by Tier for All Distribution Channels
	As of September 30,		Net	Percent
	2012	2011	change	change
First-tier cities (largest)	29	29	-	0%
Second-tier cities	135	133	2	2%
Third-tier cities	436	429	7	2%
Total cities	600	591	9	2%

Cost of Sales

Cost of sales primarily includes the costs of raw materials, labor costs, and overhead. Of the total cost of sales, the cost of raw materials typically accounts for about 95% to 96%, overhead typically accounts for 2.5% to 3%, and labor costs typically account for 1.5% to 1.7%, with slight variations from period to period. All of our meat products are derived from the same raw materials, which are live hogs. Vegetable and fruit products are purchased from farmers located close to Zhongpin's processing facility in Changge in the Henan province. As a result, the purchasing costs of live hogs and vegetables and fruits represent substantially all of the costs of raw materials. The increase in the cost of sales was consistent with but considerably higher than the increase in sales revenues.

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	Cost of Sales by Product Division (unaudited)
	Three months ended September 30, 2012			Three months ended September 30, 2011
	Metric tons	Amount (millions)	Average cost per metric ton	Metric tons	Amount (millions)	Average cost per metric ton
Pork and Pork Products
Chilled pork	101,198	$231.2	$2,285	73,771	$223.6	$3,031
Frozen pork	38,101	80.1	$2,102	33,045	86.4	$2,615
Prepared pork products	28,754	60.7	$2,111	21,600	43.9	$2,032
Vegetables and Fruits	5,733	4.2	$733	6,034	4.1	$679
Total	173,786	$376.2	$2,165	134,450	$358.0	$2,663

Gross profit margin (gross profit divided by sales revenues) decreased to 9.5% in the third quarter 2012 from 10.1% in the third quarter 2011 primarily due to (a) higher competition in the market, (b) the decrease in the gap between pork prices over hog prices, (c) increased promotional activities to grow our market share, and (d) the increase in overhead due to the higher labor costs and utility costs.

General, administrative, and selling expenses

General and administrative expenses increased $2.3 million or 31% to $9.7 million in the third quarter 2012 from $7.4 million in the third quarter 2011. As a percent of revenues, general and administrative expenses increased to 2.3% in the third quarter 2012 from 1.9% in the third quarter 2011. The higher general and administrative expenses in the third quarter 2012 were primarily due to a $0.6 million increase in salary expenses that resulted from hiring more employees required to support the expansion of the business, an increase in the average salary we paid to our employees, an $0.9 million increase in the bad debt provision due to increases in revenues and accounts receivable, and a $0.4 million increase in other taxes due to land of property placed into service in December 2011 for two new facilities in Taizhou and Changchun on which the Company started paying land and property taxes in the first quarter of 2012.

Selling expenses increased $3.5 million or 44% to $11.4 million in the third quarter 2012 from $7.9 million in the third quarter 2011, mainly as a result of higher sales of pork and pork products and primarily due to a $1.5 million increase in advertising expenses, a $1.2 million increase in transportation fees due to the increase in sales volume, a $0.2 million increase in supermarket management fees, and a $0.2 million increase in salaries. Selling expenses as a percent of revenues increased to 2.7% in the third quarter 2012 from 2.0% in the third quarter 2011.

Interest expense, net

Interest expense, net of interest income, increased $1.3 million or 19% to $8.3 million in the third quarter 2012 from $7.0 million in the third quarter 2011. The increase in interest expense was primarily the result of an increase of $39.1 million in long-term bank loans and an increase of $105.6 million in short-term bank loans. The interest expense increase was partly offset by higher interest income due to higher bank deposits.

Other income and government subsidies

Other income and government subsidies increased $1.0 million to $2.4 million in the third quarter 2012 from $1.4 million in the third quarter 2011 primarily due to higher government subsidies.

Provision for income taxes

The enterprise income tax rate in China on income generated from the sale of prepared products is 25% and there is no income tax on income generated from the sale of raw products, including raw meat products and raw vegetable and fruit products. The provision for income taxes increased $0.5 million in the third quarter 2012 from the third quarter 2011 due to higher sales of prepared pork products.

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Net income

Net income decreased $7.3 million or 40% to $11.0 million in the third quarter 2012 from $18.3 million in the third quarter 2011. The Company's net profit margin (net income divided by sales revenues) declined to 2.7% in the third quarter 2012 from 4.6% in the third quarter 2011.

The reduction in net income was mainly due to (a) higher competition in the market; (b) higher sales revenues from higher tonnage sold at lower average prices per ton; (c) the higher sales revenues were more than offset by higher cost of sales since the cost of hogs increased at a higher percentage than did the price of pork products, higher promotional activities were required to maintain and grow market share, and labor and utility costs that continued to rise; (d) general and administrative expenses were higher, mainly due to hiring more employees to support the Company's expanded operations, higher average salaries paid to employees, a higher bad debt provision due to higher revenues and higher accounts receivable, and higher land and property taxes due the addition of two new plants in December 2011; and (e) higher interest expense due to higher borrowings, partly offset by higher government subsidies.

The higher expenses were mainly due to intense competitive pressure in the pork market as the industry continues to consolidate and companies are required to vie aggressively to win additional market share in a variety of ways.

Earnings per share

The earnings per share numbers below are based on net income attributable to Zhongpin Inc. shareholders.

Basic earnings per common share decreased 35% to $0.30 in the third quarter 2012 from $0.46 in the third quarter 2011. Weighted average basic shares outstanding decreased 7% to 37,198,909 shares in the third quarter 2012 from 39,918,816 shares in the third quarter 2011.

Diluted earnings per common share decreased 35% to $0.30 in the third quarter 2012 from $0.46 in the third quarter 2011. Weighted average diluted shares outstanding decreased 7% to 37,240,843 shares in the third quarter 2012 from 39,918,816 shares in the third quarter 2011.

40,376,182 common shares were issued as of September 30, 2012, of which 37,209,344 were outstanding and 3,166,838 were held by Zhongpin as treasury shares.

For a discussion of the Company's first nine-month results of 2012 and 2011, please see the Form 10-Q that Zhongpin will file with the Securities and Exchange Commission on November 9, 2012.

Liquidity and capital resources

During the nine months ended September 30, 2012, Zhongpin's net cash flow increased cash and cash equivalents by $10.4 million. Cash and cash equivalents (excluding restricted cash) totaled $146.2 million as of September 30, 2012 compared with $135.8 million as of December 31, 2011. As of September 30, 2012, working capital (current assets minus current liabilities) was a negative $16.8 million. Based on the anticipated operating cash flow of the company and its subsidiaries, the availability remaining under its banking facilities, as well as alternative sources of financing available to the company, Zhongpin believes it will have the ability to meet its liabilities as and when they become due within the next 12 months.

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Net cash used in operating activities in the first nine months of 2012 was $5.5 million, primarily from net income that provided $34.2 million, depreciation and amortization that provided $19.0 million, a provision for allowance for bad debts that provided $2.8 million, accounts receivable and accounts payable that used a total of $58.0 million, purchase deposits that provided $6.3 million, inventories that used $10.8 million, tax refunds receivable that used $5.1 million, and other items that provided $6.1 million, net.

Net cash used in investing activities in the first nine months of 2012 was $85.2 million, primarily for construction in progress, additions to land use rights, and prepayment for and additions to property, plant, and equipment that together used $85.9 million.

Net cash provided by financing activities in the first nine months of 2012 was $102.2 million, primarily from the proceeds from loans and notes, net of repayments, that provided $113.2 million, an increase in restricted cash that used $5.0 million, a repayment of a capital lease obligation that used $4.6 million, repurchases of common stock that used $2.8 million, and other items that provided a net of $1.4 million.

As a result, including the effect from foreign currency exchange rate changes on cash, Zhongpin increased its cash and cash equivalents in the first nine months of 2012 by $10.4 million. Cash and cash equivalents on September 30, 2012 totaled $146.2 million compared with $135.8 million as of December 31, 2011.

Zhongpin believes its existing cash and cash equivalents, together with its ability to secure bank borrowings, will be sufficient to finance its investment in new facilities, with budgeted capital expenditures of about $114.4 million over the next 12 months, and to satisfy its working capital needs. It intends to satisfy its short-term debt obligations that mature over the next 12 months through additional short-term bank loans, in most cases by rolling over the maturing loans into new short-term loans with the same lenders as the Company has done in the past.

Conference call and webcast

Zhongpin will host its third quarter 2012 earnings conference call and live webcast at 8:00 a.m. Eastern Standard Time (New York) on Friday, November 9, 2012, which is also 9:00 p.m. in China and Hong Kong on the same day.

The dial-in details for the live conference call are:

1 866 549 1292	U.S. toll free
1 800 356 465	Australia local
1 866 869 1825	Canada toll free
800 876 8626	China mainland toll free land line
400 681 6949	China mainland toll free mobile
400 889 9481	China mainland toll free mobile
8088 6026	Denmark toll free
0805 632 002	France toll free
3005 2050	Hong Kong local
180 921 4963	Israel toll free
005 3112 1852	Japan toll free
8002 7188	Luxembourg toll free
0800 022 0733	Netherlands toll free
800 120 5959	Singapore local
900 941 847	Spain toll free
0800 279 7818	United Kingdom toll free
1 866 549 1292	United States toll free
+852 3005 2050	International dial-in toll call

326 957#	Participant access code

The live webcast and archive of the conference call will be available on the Investor Relations section of Zhongpin's website at http://www.zpfood.com.

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A telephone replay of the call will be available after the conclusion of the conference call through 8:00 a.m. Eastern Standard Time, November 23, 2012. The dial-in details for the telephone replay are:

1 866 753 0743	U.S. toll free
1800 792 965	Australia toll free
1 866 518 1652	Canada toll free
800 876 5016	China mainland toll free land line
808 86 774	Denmark toll free
0800 901 585	France toll free
3005 2020	Hong Kong local
0053 1121 925	Japan toll free
800 852 3586	Singapore toll free
0808 234 7126	United Kingdom toll free
1 866 753 0743	United States toll free
+852 3005 2020	International toll call

145 136#	Conference reference

About Zhongpin

Zhongpin Inc. is a leading meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes 3,447 retail outlets as of September 30, 2012. Zhongpin's export markets include Europe, Hong Kong, and other countries in Asia.

For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Safe harbor statement

Certain statements in this news release may be forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs.

These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as downturns in the Chinese economy, unanticipated changes in product demand, interruptions in the supply of live pigs and or raw pork, the effects of weather on hog feed production, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin's ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin's future financial performance and financing ability, changes in regulations, and other information detailed in Zhongpin's filings with the United States Securities and Exchange Commission. These filings are available from www.sec.gov or from Zhongpin's website at www.zpfood.com.

You are urged to consider these factors carefully in evaluating Zhongpin's forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

For more information, please contact:

Zhongpin Inc.
Mr. Sterling Song (English and Chinese)
Director of Investor Relations\
Telephone +86 10 8455 4188 extension 106 in Beijing
ir@zhongpin.com

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Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8455 4388 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Victor Kuo (English and Chinese)
Telephone +86 10 5826 4939 in Beijing
vkuo@christensenir.com

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com
www.zpfood.com

Financial statements follow.

ZHONGPIN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND AND COMPREHENSIVE INCOME

(Amount in U.S.dollars) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues
Sales revenues	$415,744,666	$398,086,490	$1,198,083,901	$1,050,322,271
Cost of sales	(376,246,415)	(358,049,826)	(1,087,489,159)	(935,223,736)
Gross profit	39,498,251	40,036,664	110,594,742	115,098,535

Operating expenses
General and administrative expenses	(9,694,515)	(7,423,392)	(28,023,615)	(20,873,595)
Selling expenses	(11,384,229)	(7,866,984)	(26,640,871)	(22,597,879)
Research & development expenses	(139,302)	(20,127)	(382,946)	(475,437)
Total operating expenses	(21,218,046)	(15,310,503)	(55,047,432)	(43,946,911)

Income from operations	18,280,205	24,726,161	55,547,310	71,151,624

Other income (expense)
Interest expenses, net	(8,280,935)	(7,017,272)	(22,191,446)	(15,828,655)
Other income, net	853,973	269,577	2,009,347	157,356
Government subsidies	1,507,872	1,142,388	3,073,709	2,594,295
Total other expense	(5,919,090)	(5,605,307)	(17,108,390)	(13,077,004)

Net income before taxes	12,361,115	19,120,854	38,438,920	58,074,620
Provision for income taxes	(1,331,286)	(799,129)	(4,233,120)	(3,553,613)

Net income after taxes	$11,029,829	$18,321,725	$34,205,800	$54,521,007
Net loss attributable to noncontrolling interests	13,501	1,167	15,676	22

Net income attributable to Zhongpin Inc. shareholders	11,043,330	18,322,892	34,221,476	54,521,029

Foreign currency translation adjustment	$(1,416,358)	$9,098,658	$(3,496,380)	$19,031,328
Foreign currency translation adjustment attributable to noncontrolling interests	6,592	(14,885)	9,725	(26,450)
Foreign currency translation adjustment attributable to Zhongpin Inc. shareholders	(1,409,766)	9,083,773	(3,486,655)	19,004,878

Comprehensive income	9,613,471	27,420,383	30,709,420	73,552,335
Comprehensive loss (income) attributable to noncontrolling interests	20,093	(13,718)	25,401	(26,428)
Comprehensive income attributable to Zhongpin Inc. shareholders	$9,633,564	$27,406,665	$30,734,821	$73,525,907

Basic earnings per common share	$0.30	$0.46	$0.92	$1.41
Diluted earnings per common share	$0.30	$0.46	$0.92	$1.41
Basic weighted average shares outstanding	37,198,909	39,918,816	37,295,245	38,723,299
Diluted weighted average shares outstanding	37,240,843	39,918,816	37,303,300	38,781,507

The accompanying notes are an integral part of these condensed consolidated financial statements.

10

ZHONGPIN INC.

CONDENSED CONSOLIDATED  BALANCE  SHEETS

(Amount in U.S.dollars)

	September 30, 2012	December 31, 2011
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$146,240,450	$135,845,095
Restricted cash	95,880,072	91,444,216
Bank notes receivable	66,263,996	29,171,060
Accounts receivable, net of allowance for doubtful accounts of $5,065,526 and $2,323,920	92,648,294	40,161,898
Other receivables, net of allowance for doubtful accounts of $514,099 and $449,048	1,675,490	1,081,311
Purchase deposits	7,956,858	14,320,357
Inventories	52,431,905	41,944,020
Prepaid expenses	470,228	379,633
VAT recoverable	35,320,505	30,472,864
Allowance receivables	947,797	3,116,108
Deferred tax assets	569,169	572,791
Other current assets	1,166,449	1,545,534
Total current assets	501,607,213	390,054,887

Long-term investment	473,111	476,122
Property, plant, and equipment, net	465,795,213	427,929,871
Deposits for purchase of land use rights	20,623,927	27,930,404
Construction in progress	59,684,788	47,887,224
Land use rights	113,194,935	96,981,393
Deferred charges	3,075	8,665
Prepayment on property, plant, and equipment	3,595,410	-
Total assets	$1,164,977,672	$991,268,566

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term loans	$210,861,343	$115,653,574
Bank notes payable	190,304,368	177,627,006
Long-term loans - current portion	44,545,316	16,016,419
Capital lease obligation	1,184,779	5,769,600
Accounts payable	13,389,257	15,693,948
Other payables	31,230,591	26,873,586
Accrued liabilities	14,757,280	12,596,651
Deposits from customers	10,338,534	12,550,096
Tax payable	1,692,812	1,822,812
Deferred subsidy - current portion	68,338	68,773
Total current liabilities	518,372,618	384,672,465

Deferred tax liabilities	521,083	524,399
Deposits from customers - long-term portion	2,127,591	2,615,449
Long-term loans	108,322,994	97,261,330
Deferred subsidy - long-term portion	1,924,863	1,988,693
Total liabilities	631,269,149	487,062,336

Equity
Common stock: par value $0.001; 100,000,000 authorized; 40,376,182 and 40,355,502 shares issued as of September 30, 2012 and December 31, 2011; and 37,209,344 and 37,556,964 outstanding as of September 30, 2012 and December 31, 2011	40,376	40,355
Additional paid-in capital	240,063,994	239,364,449
Retained earnings	268,421,547	234,200,071
Treasury stock, at cost: 3,166,838 and 2,798,538 shares as of September 30, 2012 and December 31, 2011	(26,225,647)	(23,131,074)
Accumulated other comprehensive income	49,418,398	52,905,053
Total Zhongpin Inc. shareholders' equity	531,718,668	503,378,854
Noncontrolling interests	1,989,855	827,376
Total shareholders' equity	533,708,523	504,206,230
Total liabilities and shareholders' equity	$1,164,977,672	$991,268,566

The accompanying notes are an integral part of these condensed consolidated financial statements.

11

ZHONGPIN INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amount in U.S.dollars) (Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income	$34,205,800	$54,521,007
Adjustments to reconcile net income to
net cash provided by (used in) operations:
Depreciation	17,334,633	12,542,855
Amortization of land use rights	1,660,272	1,386,615
Provision for allowance for bad debts	2,834,924	780,323
Gain on disposal of property and equipment	(134,389)	(15,174)
Deferred subsidy	(51,448)
Stock-based compensation expense	515,566	1,193,067

Changes in operating assets and liabilities:
Accounts receivable	(55,743,663)	(12,087,046)
Other receivables	(953,122)	(2,467,660)
Purchase deposits	6,296,770	(15,311,424)
Prepaid expenses	(92,737)	12,906
Inventories	(10,793,990)	(9,281,330)
Allowance receivables	2,156,768	(300,748)
Tax refunds receivable	(5,059,499)	(13,003,464)
Other current assets	370,717	35,141
Deferred charges	5,556	11,899
Accounts payable	(2,213,823)	30,300,071
Other payables	4,659,448	1,104,339
Grants payable	-	769,527
Accrued liabilities	2,244,396	1,680,231
Taxes payable	(118,923)	(225,688)
Deposits from customers	(2,140,298)	8,726,458
Deposits from customers - long-term portion	(473,108)	(117,064)
Net cash (used in) provided by operating activities	(5,490,150)	60,254,841

Cash flows from investing activities:
Prepayment on property, plant, and equipment	(3,609,070)	-
Refund (deposits) for purchase of land use rights	532,975	(16,453,540)
Construction in progress	(62,153,166)	(102,225,007)
Additions to property and equipment	(8,155,015)	(4,645,211)
Additions to land use rights	(11,927,087)	-
Proceeds from sale of property, plant, and equipment	115,983	36,983
Increase in restricted cash	-	(35,666,692)
Net cash used in investing activities	(85,195,380)	(158,953,467)

Cash flows from financing activities:
Proceeds from (repayment of) bank notes, net	(23,565,944)	59,574,005
Increase in restricted cash	(5,033,193)	-
Proceeds from short-term bank loans	229,666,614	122,354,751
Repayment of short-term bank loans	(133,362,962)	(112,957,341)
Proceeds from long-term loans	42,117,373	24,607,716
Repayment of long-term loans	(1,657,316)	(13,807,043)
Repayment of capital lease obligation	(4,565,614)	(5,097,774)
Proceeds from offering of common stock	-	66,356,662
Repurchases of common stock	(2,812,322)	(15,797,352)
Proceeds from option exercise	184,000	-
Capital contribution by non-controlling interest	1,187,881	808,003
Net cash provided by financing activities	102,158,517	126,041,627

Effects of rate changes on cash	(1,077,632)	5,104,029
Increase in cash and cash equivalents	10,395,355	32,447,030
Cash and cash equivalents, beginning of period	135,845,095	84,172,186
Cash and cash equivalents, end of period	$146,240,450	$116,619,216

Supplemental disclosures of cash flow information:
Cash paid for interest	24,490,837	16,292,479
Cash paid for income taxes	4,352,043	3,768,455

The accompanying notes are an integral part of these condensed consolidated financial statements.

12